Exhibit 99.1

Argan, Inc.’s Wholly Owned Subsidiary Atlantic Projects Company enters into an Engineering and Construction Contract for a 660 MW Power Project in Northern Ireland

October 21, 2021 – ROCKVILLE, MD – Argan, Inc. (NYSE: AGX) (“Argan” or the “Company”) announces that its wholly owned subsidiary, Atlantic Projects Company (“APC”), recently entered into an engineering and construction services contract with EPUKI London, UK, to construct a 2 x 330 MW natural gas-fired power plant in Carrickfergus, Belfast, Northern Ireland. The power trains will be provided by Siemens Energy which will utilize SGT5-4000F gas turbines. The facility is being developed by EPNI Energy Limited. A notice to proceed has been received with certain project activities having commenced. The overall project completion date is expected in the latter half of 2023.

“This is a major investment by EPUKI which will create a significant new electricity generation asset for the island of Ireland. We are delighted to have been chosen by EPUKI to provide engineering and construction services for this strategic project and we look forward to its successful delivery,” said Billy Nolan, Managing Director, Atlantic Projects Company.

This is APC’s largest project to date under Argan’s ownership. Argan anticipates adding this project to backlog with immediate effect.

About Argan, Inc.

Argan’s primary business is providing a full range of services to the power industry, including the renewable energy sector. Argan’s service offerings focus primarily on the engineering, procurement and construction of natural gas-fired power plants, along with related commissioning, operations management, maintenance, project development and consulting services, through its Gemma Power Systems and Atlantic Projects Company operations. Argan also owns SMC Infrastructure Solutions, which provides telecommunications infrastructure services, and The Roberts Company, which is a fully integrated fabrication, construction and industrial plant services company.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to, the Company’s successful addition of new contracts to project backlog, the Company’s receipt of corresponding notices to proceed with contract activities and the Company’s ability to successfully complete the projects that it obtains. The Company has entered into several EPC contracts that have not started and may not start as planned due to market and other circumstances out of the Company’s control. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in Argan’s filings with the SEC. In addition, reference is hereby made to cautionary statements with respect to risk factors set forth in the Company’s most recent reports on Forms 10-K and 10-Q, and in other SEC filings.

Company Contact:	Investor Relations Contact:
Rainer Bosselmann	David Watson
301.315.0027	301.315.0027